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                                                                    EXHIBIT 99.1
                                                                    News Release
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                        [LOGO] UNITED BANKSHARES, INC.


For Immediate Release                                  Contact: Steven E. Wilson
December 10, 2001                                        Chief Financial Officer
                                                                  (304) 424-8704

                       United Bankshares, Inc. Acquires
                           Century Bancshares, Inc.

     United Bankshares, Inc. (NASDAQ: UBSI) completed the acquisition of Century Bancshares, Inc. and its wholly-owned banking subsidiary, Century National Bank. Century Bancshares, with $415 million in assets, adds 11 full service offices to United's existing presence in northern Virginia, Washington, D.C., and Montgomery County, Maryland. As a result of the acquisition, Century National was merged with United's Virginia subsidiary, United Bank, increasing United's Virginia franchise to over $2 billion in assets. United Bank now becomes the 9th largest bank in the Northern Virginia and the Washington, DC MSA. United's total assets increased to approximately $5.6 billion with 86 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C.

     As a result of the transaction valued at approximately $70.3 million, Century shareholders will receive 0.45 shares of United Bankshares, Inc. common stock plus $3.43 in cash for each share of Century common stock. The transaction is being accounted for under the purchase method of accounting.

     United Chairman and CEO, Richard Adams stated, "This acquisition continues to strengthen our position in one of the best markets in the nation and further enhances our franchise value. United anticipates an accretive transaction based upon projected in market cost savings and revenue enhancements."

     Century Chairman, Joseph Bracewell, added, "We are happy to be joining with United Bankshares. United is a high performance banking company with a great track record of creating shareholder value." Mr. Bracewell will be joining the United Bankshares Board of Directors.

     United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".


This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.